UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2008

Excelsior LaSalle Property Fund, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 High Ridge Road Stamford, CT	06905
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 352-4400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 29, 2008, Excelsior LaSalle Property Fund, Inc. (the “Fund”) accepted subscription agreements relating to the sale by the Fund of its Class A Common Stock (“Shares”) in the amount of approximately $6.0 million, which amount was received from subscribers and placed into an escrow account with PNC Bank (the “Escrow Account”), as escrow agent for the subscribers. Under the terms of the subscription agreements, the issuance and sale of Shares to the subscribers (the “Closing”) must occur within 100 calendar days of December 29, 2008, in one or more Closings. The right of the Fund’s manager, Bank of America Capital Advisors, LLC (the “Manager”) to delay the subscribers’ purchase of Shares for up to 100 calendar days allows the Manager to manage the possible dilutive effect on the Fund’s performance of new capital prior to the time it can be invested and facilitates the ability of the Fund’s advisor to make appropriate real estate investments that correspond with the amount of capital raised.

On January 2, 2009, the Fund took in the $6.0 million from the Escrow Account. The Fund will issue Shares at the per Share net asset value of the Fund, determined as of December 31, 2008 (the end of the calendar quarter immediately preceding the Closing) pursuant to the terms of the subscription agreements.

The Shares are being sold in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated thereunder, as a transaction not involving a public offering. Each investor provided a written representation that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act, and the Fund did not engage in general solicitation.

Affiliates of the Manager acted as placement agents in connection with the sale of these Shares. These affiliates will not receive a fee from the Fund for acting as placement agent and may be compensated by the Manager or by the purchasing shareholder through payment of a placement fee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior LaSalle Property Fund, Inc.

By: /s/ James D. Bowden
James D. Bowden
Chief Executive Officer

Date: January 2, 2009